Exhibit 99.1

PDS HOLDING CO., INC. ENTERS INTO DEFINITIVE LOAN AGREEMENT
RELATING TO “GOING PRIVATE” TRANSACTION

Las Vegas, Nevada (October 1, 2004) – PDS Gaming Corporation (NasdaqSC: PDSG), a company that finances, leases and remarkets gaming equipment to the casino industry, announced today, in connection with the Company’s previously announced “going private” transaction (the “Going Private Transaction”), that PDS Holding Co., Inc. (“PDSH”), a company formed by the members of the management group proposing to acquire all of the outstanding stock of the Company, and Cochran Road, LLC (“Cochran”), a New York-based lender, have entered into a definitive Loan Agreement (including the exhibits attached thereto, the “Loan Agreement”).  Pursuant to the terms of the Loan Agreement, Cochran and the other lenders party thereto (collectively, the “Lenders”) have agreed, subject to the satisfaction of the conditions to funding set forth therein, to provide to PDSH a senior secured term loan for a term of five years in the maximum principal amount of $5.5 million (the “Loan”).  In the event that the Loan transaction is consummated, the net proceeds of the Loan would be used by PDSH to, among other things, (i) fund the initial payment of $1.25 payable in connection with the Going Private Transaction with respect to each share of the Company’s common stock not held by PDSH or its affiliates and not subject to dissenters’ rights, and (ii) pay certain expenses incurred in connection with the Going Private Transaction.  Pursuant to the terms of the Loan Agreement, the Loan is to have an interest rate of 12% per annum, and PDSH is required to pay the Lenders certain other fees and expenses in connection therewith.  The Loan is to be secured by (i) all of the assets of PDSH; (ii) a secured guaranty from the Company and certain of its subsidiaries, to take effect upon the deregistration of the Company’s common stock under Section 12 of the Securities Exchange Act of 1934 (the “Deregistration”); and (iii) a limited personal guaranty of Johan P. Finley, to expire at the time of the Deregistration.  The funding of the Loan by the Lenders is subject to, among other things, the consummation of the Going Private Transaction.  The consummation of the Going Private Transaction is in turn subject to the satisfaction of a number of conditions, including, without limitation, the receipt of all necessary consents from third parties and the approval of such transaction by gaming regulatory agencies.

PDS Gaming Corporation is headquartered in Las Vegas, Nevada and provides customized finance and leasing solutions to the casino industry in the United States.

This press release includes statements that may constitute “forward-looking” statements.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, the failure of regulators and other third parties to approve of or consent to the Going Private Transaction, the inability of PDSH to consummate the Loan transaction, and other risks detailed in the Company’s periodic report and other filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For additional information, please contact:

Peter D. Cleary, President, Treasurer and Chief Financial Officer of PDS Gaming Corporation,
at (702) 736-0700